MOODY NATIONAL REIT I, INC. 8-K
EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”), dated effective as of February 11, 2013 (the “Effective Date”), is by and between SHG HP GERMANTOWN, LLC, a Florida limited liability company (the “Seller”); and MOODY NATIONAL REIT I, INC., a Maryland corporation, or its permitted assigns (“Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

Section 1.1           Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, all of Seller’s right, title and interest in and to that certain 127 room Hyatt Place Hotel located at 9161 Winchester Road, Germantown, Tennessee 38138 (the “Hotel”), and more particularly described as follows:

(a)           Land and Improvements; Real Property. The real property legally described and shown on Exhibit A attached hereto and made a part hereof (the “Land”), together with: (1) all improvements located thereon, including without limitation the Hotel, and all other buildings, fixtures, systems, facilities and other similar structures located on the Land (the “Improvements”); and (2) all rights, benefits, privileges, easements, tenements, hereditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto (collectively, the “Real Property”);

(b)           Leases. There are no leases of any portion of the Real Property;

(c)           Tangible Personal Property. Subject to the terms of Section 8.4, all of the equipment, machinery, furniture, furnishings, supplies, food, beverages, liquor, paper products and other tangible personal property owned by Seller and now or hereafter located on and used exclusively in the operation, ownership or maintenance of the Real Property (collectively, the “Tangible Personal Property”), but specifically excluding from the Tangible Personal Property: (1) any items of personal property in Seller’s property management office; and (2) any items of personal property owned by third parties and leased to Seller other than capital leases of equipment which will be assigned to and assumed by Buyer at Closing (as defined in Section 1.2(2)); and

(d)           Intangible Personal Property. All intangible personal property, owned by Seller and related to the Real Property and the Improvements, including, without limitation: any trade names and trademarks associated with the Real Property (to the extent Seller has the right to transfer), telephone numbers, licenses (including liquor license, if transferable, provided that Buyer shall be solely responsible for any costs or expenses imposed or incurred in connection with such transfer), permits, authorizations and approvals, to the extent transferable; any plans and specifications for the Improvements; any warranties; utility and development rights and privileges, general intangibles, business records, plans and specifications pertaining to the Real Property and the Tangible Personal Property, and any “Service Contracts” (as defined in Section 2.1 below) (collectively, the “Intangible Personal Property”).

(e)           Definition of Property. As used in this Agreement, the term “Property” shall mean the Real Property, the Tangible Personal Property, and the Intangible Personal Property.

Section 1.2           Purchase Price.

(1)           The purchase price for the Property shall be Eleven Million Three Hundred Thousand Dollars ($11,300,000.00), all cash (the “Purchase Price”). The Purchase Price shall be paid as follows: (1) Within two (2) Business Days (as defined in Section 9.20) after the Effective Date, Buyer shall deposit in escrow with Old Republic Title Company of Oklahoma (Old Republic Title), 4040 North Tulsa, Oklahoma City, OK 73112-2461 (Attn: Jeff Noble/ jnoble@oldrepublictitle.com) (the “Escrow Agent”) cash or other immediately available funds in the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Deposit”). The Deposit shall be non-refundable to Buyer under any circumstances other than: (i) a default by Seller under this Agreement that results in the termination of this Agreement by Buyer pursuant to any right of termination granted to Buyer in this Agreement; or (ii) the termination of this Agreement pursuant to any of Sections 3.2, 4.1, 5.2, 5.3 or 8.6(c). The Deposit shall be held by Escrow Agent in an interest bearing account and all interest thereon shall be deemed a part of the Deposit. If the sale of the Property as contemplated hereunder is consummated, then the Deposit shall be paid to Seller at the Closing and credited against the Purchase Price.

IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO SELLER’S DEFAULT HEREUNDER, THEN BUYER MAY ELECT, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, EITHER TO: (1) TERMINATE THIS AGREEMENT AND BUYER SHALL RECEIVE A REFUND OF THE DEPOSIT, TOGETHER WITH A REIMBURSEMENT FROM SELLER FOR ALL OF BUYER’S REASONABLE OUT OF POCKET THIRD PARTY COSTS AND EXPENSES ACTUALLY INCURRED IN CONNECTION WITH THIS TRANSACTION, UP TO A MAXIMUM AMOUNT OF $25,000, IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT AS PROVIDED IN SECTIONS 6.1, 9.3 AND 9.9 BELOW; OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. BUYER SHALL NOT HAVE ANY OTHER RIGHTS OR REMEDIES HEREUNDER AS A RESULT OF ANY DEFAULT BY SELLER PRIOR TO CLOSING, AND BUYER HEREBY WAIVES ANY OTHER SUCH REMEDY AS A RESULT OF A DEFAULT HEREUNDER BY SELLER. IF BUYER SHALL FAIL OR REFUSE TO PURCHASE THE PROPERTY IN BREACH OF BUYER’S OBLIGATIONS HEREUNDER, AND PROVIDED THAT SELLER IS THEN READY, WILLING AND ABLE TO PROCEED TO CLOSING, HAS PERFORMED ALL OF ITS OBLIGATIONS HEREUNDER AND ALL CONDITIONS PRECEDENT TO CLOSING HEREUNDER (INCLUDING THOSE SET FORTH IN SECTION 8.6, BELOW) HAVE BEEN SATISFIED OR WOULD HAVE BEEN SATISFIED BUT FOR BUYER’S DEFAULT, THEN SELLER SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES AS SELLER’S SOLE REMEDY (TOGETHER WITH SELLER’S RIGHTS UNDER SECTION 6.1, 9.3 and 9.9).

THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT PRIOR TO CLOSING, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE. THE FOREGOING IS SHALL NOT LIMIT BUYER’S OBLIGATIONS UNDER SECTIONS 6.1, 9.3 AND 9.9.

INITIALS:	SELLER	BUYER	BM

(2)           The balance of the Purchase Price (plus or minus the prorations pursuant to Section 8.5 hereof) shall be paid to the Moody National Title Company, L.P., 6363 Woodway Dr., Ste 250, Houston, Texas 77057, Attention: Kay Street (the “Title Company”) for payment to Seller in cash or by wire transfer of other immediately available funds at the consummation of the purchase and sale contemplated hereunder (including deed recordation) (the “Closing”), by federal wire transfer in immediately available funds to such bank account as Seller may designate.

ARTICLE II

DUE DILIGENCE

Section 2.1           Due Diligence. Subject to the provisions of Section 9.3 hereof, Seller has provided and/or shall provide Buyer and its consultants and other agents and representatives with access to the Property to perform Buyer’s inspections and review and determine the present condition of the Property. Buyer shall have the right, at any time prior to Closing to communicate with the Seller’s on site property manager provided that Buyer gives Seller not less than twenty-four (24) hours prior written notice (which notice may be made by email to mbolinger@silverco.com), and Seller shall have the right, but not the obligation, to be present at any meeting with the property manager. Seller has delivered or made available to Buyer, or shall deliver or make available to Buyer by no later than three (3) Business Days after the Effective Date, copies of surveys prepared by Seller, Seller’s title policy, Phase I or other environmental reports on the Property obtained by Seller, building permits, use and occupancy permits or the equivalent, all contracts pertaining to the operation of the Property, including all service and maintenance agreements and equipment leases listed on Exhibit D (collectively, the “Service Contracts”), other contracts, agreements, reports, third party appraisals, projections, budgets, operating statements and quarterly reports for the preceding two (2) years, and other items and materials delivered to, prepared by or on behalf of, or in Seller’s possession with respect to the Real Property, and the operation of the hotel thereon (collectively, the “Due Diligence Materials”) in Seller’s or its property manager’s possession, except as otherwise specifically provided herein.

Notwithstanding anything to the contrary contained herein, the Due Diligence Materials shall expressly exclude: (i) those portions of the Due Diligence Materials that would disclose Seller’s cost of acquisition of the Property, or cost of construction of the Improvements and related soft costs; (ii) any reports, presentations, summaries and the like prepared for any of Seller’s boards, committees, members or investors in connection with its consideration of the acquisition of the Property, construction of the Improvements or sale of the Property; (iii) any proposals, letters of intent, draft contracts or the like prepared by or for other prospective purchasers of the Property or any part thereof; (iv) Seller’s internal memoranda, attorney-client privileged materials, internal appraisals or projections; and (v) any information which Seller is prohibited from disclosing because such information is the subject of a confidentiality agreement between Seller and a third party.

Section 2.2           Contingency Period.   Intentionally deleted.

ARTICLE III

BUYER’S EXAMINATION

Section 3.1           Representations and Warranties of Seller. Subject to the disclosures contained in Schedule 1 attached hereto and made a part hereof (the “Disclosure Items”), Seller hereby makes the following representations and warranties with respect to the Property. Notwithstanding anything to the contrary contained herein or in any document delivered in connection herewith, Seller shall have no liability with respect to the Disclosure Items.

(a)           Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations.

(b)           This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such Other Documents (as defined in Section 9.17) will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. Seller has obtained the consent of all parties or persons necessary to enter into this Agreement and perform Seller’s obligations hereunder.

(c)           Exhibit D sets forth a true, correct and complete list of all material Service Contracts in effect for the Property as of the date hereof.

(d)           Neither Seller nor any person holding a direct or indirect ownership interest in Seller is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to, any Anti-Terrorism Law or any list issued by any department or agency of the United States of America in connection with any Anti-Terrorism Law. For purposes hereof, Anti-Terrorism Law” shall mean Executive Order 13224, as amended; the International Emergency Economic Powers Act, 50 U.S.C. Sections 1701-06 et seq.; the Iraqi Sanctions Act, Pub. L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. Section 287c; the Antiterrorism and Effective Death Penalty Act; the International Security and Development Cooperation Act, 22 U.S.C. Section 2349 aa-9; the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596; and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597.

(e)           Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

(f)           Seller has received no notice from any governmental authority, or to the best of Seller’s knowledge, is otherwise aware of: (i) any material defects in the structural elements of the Hotel or Improvements, or (ii) the presence of any Hazardous Materials (as defined in Section 3.6) on, under or about the Property (other than negligible quantities of any Hazardous Materials typically contained in commercial cleaning and construction products), which would require repairs or remediation in an amount to exceed Fifty Thousand and No/Dollars ($50,000.00).

Each of the representations and warranties of Seller contained in this Section 3.1: (1) shall be true in all material respects and deemed remade as of the Closing Date, subject in each case to: (A) any Exception Matters (as defined below); (B) the Disclosure Items, and (C) other matters expressly permitted in this Agreement or otherwise specifically approved in writing; and (2) shall survive the Closing as provided in Section 3.3 below.

Section 3.2           No Liability for Exception Matters.

As used herein, the term “Exception Matter” shall refer to a matter which would make a representation or warranty of Seller contained in this Agreement untrue or incorrect and which is disclosed to Buyer in the Due Diligence Materials or otherwise, or is otherwise discovered by Buyer before the Closing, including, without limitation, from interviews with the Management Company’s employees or any other person. If Buyer first obtains knowledge of any material Exception Matter after the Effective Date and such Exception Matter was not contained in the Due Diligence Materials, Buyer’s sole remedy shall be to terminate this Agreement on the basis thereof, upon written notice to Seller within five (5) Business Days following Buyer’s discovery of such Exception Matter, in which event the Deposit shall be disbursed to the Buyer. Buyer’s failure to give notice within five (5) Business Days after it has obtained actual knowledge of a material Exception Matter shall be deemed a waiver by Buyer of such Exception Matter. Seller shall have no obligation to cure or remedy any Exception Matter, and, subject to Buyer’s right to terminate this Agreement as set forth above, Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. Upon any termination of this Agreement pursuant to this Section 3.2, neither party shall have any further rights or obligations hereunder, except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer obtains actual knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Seller shall have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement or in any Other Documents.

Section 3.3           Survival of Representations and Warranties of Sale. The representations and warranties of Seller contained herein or in any Other Documents shall survive for twelve (12) months after the Closing Date. Any claim which Buyer may have at any time against Seller for a breach of any such representation or warranty, whether such breach is known or unknown, which is not specifically asserted by written notice to Seller prior to such date, shall not be valid or effective, and Seller shall have no liability with respect thereto.

Section 3.4           Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to mean and are limited to the current actual knowledge of Sam Ward and Marvin Bolinger, at the times indicated only, and not any implied, imputed or constructive knowledge of such individual(s) or of Seller or any Seller Related Parties (as defined in Section 3.7 below), and without any independent investigation or inquiry having been made or any implied duty to investigate, make any inquiries or review the Due Diligence Materials. Furthermore, it is understood and agreed that such individual(s) shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 3.5           Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a)           Buyer represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject.

(b)           Buyer has been duly organized, is validly existing and is in good standing in the State in which it was formed, and is qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer.

(c)           Except as provided herein, Buyer has had no contact with any broker or finder with respect to the Property.

(d)           Neither Buyer nor any person holding a direct or indirect ownership interest in Buyer is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to, any Anti-Terrorism Law or any list issued by any department or agency of the United States of America in connection with any Anti-Terrorism Law.

Section 3.6           Buyer’s Independent Investigation.

(a)           By Buyer electing to proceed to Closing, Buyer will be deemed to have acknowledged and agreed that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(1)           All matters relating to title and survey, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

(2)           The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property, the structure, seismic aspects of the Property, the foundation, roof, paving, parking facilities, utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, as defined below, which shall be performed or arranged by Buyer (subject to the provisions of Section 9.3 hereof) at Buyer’s sole expense. For purposes of this Agreement, “Hazardous Materials” shall mean inflammable explosives, radioactive materials, asbestos, asbestos–containing materials, polychlorinated biphenyls, lead, lead-based paint, radon, under and/or above ground tanks, hazardous materials, hazardous wastes, hazardous substances, oil, or related materials, which are listed or regulated in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.), and any other applicable federal, state or local laws (collectively, “Environmental Laws”).

(3)           Any easements and/or access rights affecting the Property.

(4)           The Service Contracts and any Other Documents or agreements of significance affecting the Property.

(5)           All other matters of material significance affecting the Property.

(b)           Except as expressly set forth in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that: (a) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only; (b) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto; (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report; and (d) the unintentional failure to deliver any report as to the environmental or other condition of the Property, including any proposal for work at the Property which was not performed by Seller or any of its affiliates, shall not be actionable by Buyer under this Agreement or otherwise.

(c)           EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE AND ELSEWHERE IN THIS AGREEMENT, BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY WITH THE UNDERSTANDING THAT THE PROPERTY SHALL BE “AS IS WITH ALL FAULTS” AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ANY SELLER RELATED PARTIES, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to, the structural elements, seismic aspects of the Property, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, the square footage within the improvements on the Real Property; (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property; (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose; (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property; (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity; (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property; (viii) the quality of any labor and materials used in any improvements on the Real Property; (ix) the condition of title to the Property; (x) the Service Contracts, or Other Documents or agreements affecting the Property, or any information contained in any rent roll furnished to Buyer for the Property; (xi) the value, physical condition, economics of the operation or income potential of the Property; or (x) any other fact or condition which may affect the Property. In addition, Seller shall have no legal obligation to apprise Buyer regarding any event or other matter involving the Property which occurs after the Effective Date or to otherwise update the Due Diligence Materials.

Section 3.7           Release. Without limiting the above, and subject to the representations and warranties of Seller contained in Section 3.1 hereof, and except as set forth below or as otherwise expressly provided in this Agreement or in any document delivered by Seller at Closing, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, the Management Company, Seller’s investment advisor, the partners, trustees, beneficiaries, shareholders, members, managers, directors, officers, employees and agents and representatives of each of them, and their respective heirs, successors, personal representatives, and assigns (collectively, the “Seller Related Parties”), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with: (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of Hazardous Materials on, under or about the Property; or (ii) any law or regulation applicable to the Property, including, without limitation, any Environmental Law and any other federal, state or local law.
BUYER’SINITIALS:	BM

ARTICLE IV

TITLE

Section 4.1           Condition of Title.

(a)           Upon execution of this Agreement, Buyer shall order a title commitment (the “Title Commitment”) from the Title Company, together with copies of all underlying documents relating to title exceptions referred to therein. Seller shall furnish to Buyer the existing survey of the Property in Seller’s possession. Buyer may order an update of such survey (the “Survey”) of the Property from a duly licensed surveyor. Buyer shall provide Seller with a copy of the updated Survey, which shall be certified to the Title Company, Buyer and Seller. Buyer shall pay the entire cost to update the Survey. If Closing does not occur for any reason other than Seller’s default, then Buyer shall, if Seller so requests, assign to Seller all contract rights Buyer has with the surveyor with respect to the Survey at no cost to the Seller.

(b)           Upon execution of this Agreement, Seller deliver to Buyer a draft of the Declaration of Easements, Covenants and Restrictions for the SHG/Germantown Commercial (the “Declaration of Easements”). Buyer and Seller shall have until the expiration of the Title Review Date (as defined below) to mutually agree on a form of the Declaration of Easements. If Buyer and Seller cannot mutually agree to the form of Declaration of Easements, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit.

(c)           Within twenty (20) days after the Effective Date (the “Title Review Date”), Buyer shall furnish Seller with a written statement of objections, if any, to the title to the Property, including, without limitation, any objections to any matter shown on the Survey (collectively, “Objections”); provided, however that Buyer shall not be required to object to Mandatory Removal Items (hereinafter defined). Should Buyer fail to notify Seller in writing of any Objections in the Title Commitment prior to the Title Review Date, Buyer shall be deemed to have approved such matters of title.

(d)           If Seller receives a timely Objection in accordance with Section 4.1(b) (“Buyer’s Notice”), Seller shall have the right, but not the obligation, within two (2) Business Days after receipt of Buyer’s Notice (“Seller’s Response Period”), to elect to attempt to cure any such matter upon written notice to Buyer (“Seller’s Response”), and may extend the Closing Date for up to fifteen (15) Business Days to allow such attempt to cure.

If Seller does not give any Seller’s Response, Seller shall be deemed to have elected not to have elected to attempt to cure any such matters. Notwithstanding the foregoing, Seller shall in any event be obligated to cure all matters or items (“Mandatory Removal Items”): (i) that are mortgage or deed of trust liens or security interests against the Property; (ii) real estate tax liens and water and sewer liens, other than liens for taxes and assessments not yet then due and payable (subject to proration at Closing); or (iii) any other monetary encumbrances that have been placed against the Property by Seller or any affiliate thereof after the date of this Agreement and that are not otherwise permitted pursuant to the provisions hereof.

(e)           If Seller elects (or is deemed to have elected) not to attempt to cure any Objections raised in any Buyer’s Notice timely delivered by Buyer to Seller pursuant to Section 4.1(b), or if Seller notifies Buyer that it elects to attempt to cure any such Objection but then does not for any reason effect such cure on or before the Closing Date (as it may be extended hereunder), then Buyer, as its sole and exclusive remedy, shall have the option of terminating this Agreement by delivering written notice thereof to Seller within five (5) Business Days after (as applicable): (i) its receipt of Seller’s Response stating that Seller will not attempt to cure any such Objection; or (ii) the expiration of Seller’s Response Period if Seller does not deliver a Seller’s Response; or (iii) Seller’s failure to cure by the Closing Date (as it may be extended hereunder) any Objection which Seller has previously elected to attempt to cure pursuant to a Seller’s Response. If Seller cures any Objection, Seller shall give Buyer written notice of the cure. In the event of such a termination, the Deposit shall be returned to Buyer if and only if the Seller failed to cure any Mandatory Removal Item or any material title issue which would materially impact the value of the Property or would prohibit the operation of the Hotel, otherwise to be paid to the Seller, and thereupon neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If no such termination notice is timely received by Seller hereunder, Buyer shall be deemed to have waived all such Objections. If the Closing is not consummated for any reason other than Seller’s default hereunder, Buyer shall be responsible for any title or escrow cancellation charges, and if Closing is not consummated due to Seller’s default hereunder, Seller shall be responsible for any title or escrow cancellation charges. Matters of title that are either: (i) not Objections raised by Buyer in Buyer’s Notice; or (ii) Objections raised by Buyer in Buyer’s Notice but not cured by Seller or waived by Buyer, are hereinafter collectively referred to as the “Permitted Exceptions”). The Permitted Exceptions shall be listed on Exhibit A to the Special Warranty Deed (as defined in Section 8.3(a)(i) below). The provisions of this Section shall survive the Closing.

Section 4.2           Affidavits. Seller shall provide such affidavits, indemnities and agreements to the Title Company to support the issuance of Buyer’s title policy, including gap undertakings, as are customarily and reasonably required by the Title Company.

ARTICLE V

RISK OF LOSS AND INSURANCE PROCEEDS

Section 5.1           Minor Loss. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon, provided that: (a) the cost to repair any such damage or destruction does not exceed Five Hundred Thousand Dollars ($500,000.00) in the estimate of an architect and contractor selected by Seller and reasonably acceptable to Buyer; and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction, plus the amount of any insurance deductible, less any sums reasonably expended by Seller toward the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller shall be entitled to retain the amount of any business interruption insurance proceeds attributable to the period prior to Closing. If the proceeds or awards have not been collected as of the Closing, then Seller shall assign to Buyer all such insurance proceeds (less the amount of any business interruption insurance proceeds attributable to the period prior to Closing), with a credit against the Purchase Price for any uninsured portion of such casualty and the insurance deductible, except to the extent needed to reimburse Seller for sums expended by Seller prior to Closing to repair or restore the Property.

Section 5.2           Major Loss. If the cost to repair the damage or destruction as specified above exceeds Five Hundred Thousand Dollars ($500,000.00) in the estimate of an architect and contractor selected by Seller and reasonably acceptable to Buyer (subject to such contractor being willing to complete the restoration for a guaranteed maximum price equal to its estimate), then Buyer may, at its option to be exercised by written notice to Seller within five (5) Business Days of Seller’s notice of the occurrence of the damage or destruction and delivery of the estimates of the cost of restoration elect any of the following: (a) to terminate this Agreement; or (b) to consummate the purchase for the full Purchase Price as required by the terms hereof, subject to the credit for insurance proceeds and deductibles as provided below. If Buyer elects to terminate this Agreement by delivering written notice thereof to Seller or fails to give Seller notice within such five (5) Business Day period that Buyer will proceed with the purchase, then this Agreement shall terminate, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below. If Buyer elects to proceed with the purchase, then upon the Closing as provided in clause (b) above, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds collected by Seller as a result of any such damage or destruction, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property (the nature of which restoration or repairs, but not the right of Seller to effect such restoration or repairs, shall be subject to the approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Seller shall be entitled to retain the amount of any business interruption insurance proceeds attributable to the period prior to Closing. If the proceeds have not been collected as of the Closing, then Seller shall assign to Buyer all such insurance proceeds (less the amount of any business interruption insurance proceeds attributable to the period prior to Closing), with a credit against the Purchase Price for any uninsured portion of such casualty or the insurance deductible, as applicable, except to the extent needed to reimburse Seller for sums expended by Seller prior to Closing to repair or restore the Property.

Section 5.3           Condemnation. If any material condemnation proceeding is commenced during the term of this Agreement, Seller shall immediately give Buyer written notice thereof. Buyer shall have five (5) Business Days after receipt of Seller’s notice, together with sufficient information regarding the portion of the Property that is subject to the condemnation to evaluate the Property, in which to elect by written notice to Seller either: (a) to terminate the Agreement in which event the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 6.1, 9.3 and 9.9 below; or (b) to consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects not to terminate this Agreement, Buyer shall be obligated to close the purchase and sale contemplated hereby as scheduled, without adjustment of the Purchase Price, and Seller shall assign all of Seller’s right, title and interest in any award payable on account of the condemnation proceeding to Buyer and pay to Buyer at Closing any award paid to Seller prior to Closing on account of the condemnation proceeding. If Buyer elects to proceed to Closing, Seller shall permit Buyer to participate in all meetings with the applicable authorities with respect to the condemnation and Seller shall not settle the condemnation or enter into any binding agreements with respect to the condemnation without Buyer’s prior written consent. A condemnation shall be deemed “material” if any portion of the Improvements or parking area is taken, or the existing access to the Property is materially and adversely affected for a period longer than three (3) months.

ARTICLE VI

BROKERS AND EXPENSES

Section 6.1           Brokers.

The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction other than Marcus & Millichap (David Greenberg) (the “Buyer’s Broker”). The Seller shall be responsible for payment of a commission to the Buyer’s Broker pursuant to the terms of a separate agreement between Seller and Buyer’s Broker. If any other person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 6.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

Section 6.2           Expenses. Except as may be otherwise specifically provided in this Agreement, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VII

MAINTENANCE AND OTHER AGREEMENTS

Section 7.1           Maintenance of Improvements and Operation of Property; Removal of Tangible Personal Property. Seller agrees to keep its customary property insurance covering the Property in effect until the Closing (provided, however, that the terms of any such coverage maintained in blanket form may be modified as Seller deems necessary). Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted), and shall operate and manage the Property in a manner consistent with Seller’s practices in effect prior to the Effective Date, provided, however, that notwithstanding anything to the contrary set forth in this Section 7.1, Seller shall not be required to make any capital repairs or replacements in order to maintain the Improvements substantially in their present condition. Furthermore, notwithstanding anything contained in this Agreement to the contrary, the Seller shall not be obligated to commence, continue or complete the correction of any code or zoning violation notices first issued after the Effective Date, or remedy or correct any other legal non-compliance or non-conformance existing on the Effective Date. Seller shall not remove any Tangible Personal Property, except as may be required for necessary repairs or replacements, and any replacements shall be of approximately equal quality and quantity as the removed items of Tangible Personal Property.

Section 7.2           Service Contracts. Buyer will advise Seller in writing within twenty (20) days after the Effective Date as to which Service Contracts Buyer will continue and which Service Contracts Buyer requests be terminated at Closing; and Seller shall, at Seller’s cost, terminate, as of the Closing Date, all Service Contracts with respect to the Property which Buyer does not expressly agree to assume; provided, that notwithstanding the forgoing Buyer shall not be entitled to terminate any Service Contracts unless Buyer agrees to pay the cost of such termination at or prior to Closing. Seller shall, at Seller’s cost, terminate, as of the Closing Date, all existing management agreements with respect to the Property. Seller shall not enter into any new agreement affecting the Property (except to address an emergency), or modify any existing agreement affecting the Property (but may terminate any Service Contract that is in default), which will be binding on the Property after Closing, without first obtaining Buyer’s approval of the proposed action, which approval or disapproval shall be in Buyer’s sole discretion. Should Buyer fail to notify Seller in writing of any objections to a new agreement within five (5) Business Days after receipt of Seller’s written request for approval, then Buyer shall be deemed to have approved such new agreement.

Section 7.3           Employees. Seller does not employ any employees at the Hotel. Seller shall, and shall cause its management company to, terminate all persons employed by the management company who perform services at the Property as of the time the Title Company is irrevocably authorized by both parties to proceed to recordation and release of Buyer’s funds to Seller on the Closing Date. Seller and the management company, as applicable, shall be solely responsible for the payment of all wages and benefits, including accrued and unused sick leave and vacation through the date and time of termination.

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1           Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company and Escrow Agent, and this instrument shall serve as the instructions to the Title Company and Escrow Agent (as the escrow holder) for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company and/or Escrow Agent (as applicable) to comply with the terms of this Agreement.

Section 8.2           Closing. The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company or as otherwise mutually agreed before 3:00 p.m. on the forty-fifth (45th) day following the Effective Date, or such other earlier date and time as Buyer and Seller may mutually agree upon in writing (the “Closing Date”); provided, however, Buyer shall have a one (1) time right to extend closing for an additional ten (10) days, solely as necessary to finalize the transfer of the franchise agreement or completion of the loan documents. If the Closing Date is not a Business Day, then the Closing Date shall be extended to the next Business Day. On or prior to the Closing Date, Seller and Buyer may, at their option, deposit in escrow with the Title Company all documents and instruments required to be delivered by Seller or Buyer in order to consummate Closing pursuant to this Agreement, in which event the Seller’s or Buyer’s attendance at Closing shall not be required and such party’s failure to attend Closing shall not be deemed or constitute a failure of condition or default hereunder.

Section 8.3           Deposit of Documents.

(a)           At or before the Closing, Seller shall deposit into escrow the following items:

(1)           one (1) executed special warranty deed in substantially the form attached hereto as Exhibit B (the “Special Warranty Deed”), two (2) duly executed counterparts of: (i) the Bill of Sale and General Assignment attached hereto as Exhibit C; and (ii) the Declaration of Easements in a form approved by Buyer and Seller prior to the expiration of the Title Review Period.

(2)           Seller’s Settlement Statement;

(3)           an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code;

(4)           an owner/seller title affidavit and gap indemnity in form customarily required by the Title Company, and any other affidavit, documents or instrument required to be executed by Seller, or reasonably requested by the Title Company, in order to effect the Closing or the transfer of title to the Property to Buyer;

(5)           evidence of Seller’s authority to sell the Property to Buyer and of the persons acting on behalf of Seller in form and substance reasonably acceptable to Buyer’s counsel;

(6)           a termination of all existing management agreements with respect to the Property; and

(7)           such other normal and customary documents reasonably required to consummate the transaction contemplated herein.

(b)           At or before Closing, Buyer shall deposit into escrow the following items:

(1)           immediately available funds necessary to close this transaction, including, without limitation, the Purchase Price (less the Deposit and interest thereon, net of investment fees, if any) and funds sufficient to pay Buyer’s closing costs and share of prorations hereunder; and

(2)           two (2) duly executed counterparts of: (i) the Declaration of Easements in a form approved by Buyer and Seller prior to the expiration of the Title Review Period.

(3)           Buyer’s Settlement Statement; and

(4)           Such other normal and customary documents reasonably required to consummate the transaction contemplated herein.

(c)           Seller and Buyer shall each execute and deposit a closing statement and such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Buyer hereby designate Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

(d)           On the Closing Date Seller shall deliver or make available at the Property to Buyer originals of any items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Sections 2.1, to the extent in Seller’s possession, except for Seller’s general ledger and other internal books or records which shall be retained by Seller. Seller shall deliver possession of the Property to Buyer as required hereunder and shall deliver to Buyer or make available at the Property a set of keys to the Property on the Closing Date.

Section 8.4           Food and Beverage Inventory. Seller’s food and beverage inventory, including paper products and supplies, used in the operation of the food and beverage service shall not be inventoried, but Seller covenants to continue to re-stock such food, beverages, products and supplies prior to Closing in the ordinary course and in accordance with its current custom and practice, it being the parties’ intent that the Seller not unreasonably deplete such items prior to Closing in a manner that would prevent Buyer from providing normal food and beverage service and operations immediately post-Closing.

Section 8.5           Prorations. The following items shall be apportioned between the Seller and Buyer as of 11.59 p.m. on the day before the Closing Date on the basis of a 365 day years; and except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 8.5 and elsewhere in this Agreement is that Seller shall bear all expenses and obligations of ownership and operation of the Property and, except as expressly provided to the contrary herein, shall receive all income therefrom accruing through midnight of the day preceding the Closing Date and Buyer shall bear all such expenses and obligations and receive all such income accruing thereafter.

(a)           Revenues. All revenue from the operation of the Project, including, without implied limitation, all revenue derived from guests, customers, room rentals, telephone usage and vending machines, net of all application credit card commissions or other collection charges; provided, that room rental receipts for the night before the Closing Date will be allocated 100% to the Seller even though the same may be collected on the Closing Date;

(b)           Contract Sums. Amounts paid or payable under any Service Contracts, future room bookings and similar agreements relating to the operation of the Project;

(c)           Gross Receipts Taxes. Gross income, occupancy, general excise, gross receipts and other taxes, if any (but excluding state and federal income taxes payable by the Seller), payable on account of any rents, room sales or other income derived from the Project; provided, that taxes on such income for the night before the Closing Date will be allocated 100% to the Seller;

(d)           Property Taxes. All real and personal property taxes, vault rents, ad valorem taxes and special assessments, if any, whether payable in installments or not, for the calendar year in which the Closing Date occurs, which prorations will be based on the tax rate and assessed valuation available on the Closing Date;

(e)           License Fees. Fees for city, county, state and federal business licenses or permits, it any, which are transferrable and are actually transferred to the Buyer;

(f)           Utility Charges. All utility charges, but excluding deposits, if any; and

(g)           Guest Deposits. All unrefunded deposits made to the Seller by guests or customers, including advance reservation deposits for rooms and services, will be first credited to the Seller for rooms and services provided to such guests or customers on or before the Closing Date and the remainder, if any, will be credited to the Buyer.

Seller and Buyer hereby agree that if any of the aforesaid prorations and credits cannot be calculated accurately on the Closing Date or in the case of revenue or charges have not been collected or paid on or prior to the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date or the date such amounts have been collected, and either party owing the other party a sum of money based on such subsequent proration(s) or credits shall pay said sum to the other party within thirty (30) days thereafter.

Any amounts not paid within such thirty (30) day period shall bear interest from the date actually received by the payor until paid at the rate of ten percent (10%) per annum. Upon request of either party, the parties shall provide a detailed and accurate written statement signed by such party certifying as to the payments received by such party from guests or vendors from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice.

(h)           All title charges (including endorsements and reinsurance charges), survey update costs, escrow or closing fees,and recording fees shall be paid by Buyer at Closing, except that the Title Company may charge a reasonable settlement fee to be paid 50/50 by Buyer and Seller. All Tennessee documentary, transfer or recordation taxes, and all escrow fees shall be split equally between Seller and Buyer. The parties will execute and deliver any required recordation and transfer tax declarations, if any, to the appropriate governmental entity at Closing.

(i)           The provisions of this Section 8.5 shall survive the Closing.

Section 8.6           Conditions Precedent to Closing.

(a)           Buyer’s Conditions. Buyer’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver by Buyer) of the following conditions on and as of the Closing Date:

(1)           Seller shall have performed and satisfied all its obligations under this Agreement in all material respects, and shall have delivered at Closing all of the documents, notices and other instruments described in Section 8.3(a), above.

(2)           The representations and warranties of Seller shall be true and correct in all material respects subject to the provision of Section 3.2.

(3)           Title to the Property shall be as required by Article IV above.

(4)           Buyer shall have obtained approval from Hyatt Hotels of a new franchise agreement for the Property, with no required property improvement requirements in excess of Ten Thousand Dollars ($10,000.00).

(b)           Seller’s Conditions.                                           Seller’s obligation to consummate Closing pursuant to this Agreement is conditioned upon the satisfaction (or waiver by Seller) of the following conditions on and as of the Closing Date:

(1)           The representations and warranties of Buyer shall be true and correct in all material respects.

(2)           There has been no uncured default by Buyer.

(c)           Failure of Condition. In the event that any condition set forth in Section 8.6(a), above, is not satisfied by Seller or waived by Buyer, or any condition set forth in Section 8.6(b), above, is not satisfied by Buyer or waived by Seller, as the case may be, on or as of the Closing Date, the sole right of Buyer and Seller, as applicable, shall be to either: (i) terminate this Agreement by delivering written notice of such termination to the other party on or prior to the Closing Date (as such date may have been extended), in which event the Deposit shall be returned to the Buyer (if there is a failure of a condition set forth in Section 8.6(a), other than Section 8.6(a)(2), in which event the terms of Section 3.2 shall apply), or paid to Seller (if there is a failure of a condition set forth in Section 8.6(b)) and the parties shall have no further obligations or liabilities hereunder, except as provided in Sections 6.1, 9.3 and 9.9 hereof, or (ii) waive the satisfaction of such condition or conditions and proceed to Closing in accordance with and subject to the terms of this Agreement; provided, however, that in the event that such failure of condition constitutes, or was caused by, a default under this Agreement, each party shall have the rights and/or remedies afforded to such party pursuant to the terms of Section 1.2, above.

ARTICLE IX

MISCELLANEOUS

Section 9.1           Notices. All notices required or permitted to be given hereunder shall be in writing and shall be delivered by hand delivery, overnight commercial delivery service, the United States Postal Service, certified mail, return receipt requested, postage prepaid, PDF email (with verified “read” response) or facsimile, and shall be given to the parties hereto at the address set forth below or at such other address as they may establish from time to time by written notice given pursuant to this Agreement. All notices shall be deemed to have been given and received on the date sent, if sent by hand delivery; on the first business day after the date sent, if sent by overnight commercial delivery service; three (3) days after the date sent, if sent by the United States Postal Service, certified mail, return receipt requested, postage prepaid; and on the date sent, if sent by facsimile provided that the sender obtains a receipt for such notice and a copy is sent on the same day by another method permitted hereunder. The parties notice addresses are as follows:

To Seller:	Mr. Marvin Bolinger Silver Hotel Group, LLC 1001 East Telecom Drive Boca Raton, Florida 33431 Fax No.: (561) 981-5254 PDF Email: mbolinger@silveco.com

with a copy to:	Robert P. Legg, Esquire Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. One South Street, 27th Floor Baltimore, MD 21202 Fax No.: (410) 332-8594 PDR Email: rpl@nqgrg.com

To Buyer:	Moody National REIT I, Inc. Attention: Brett C. Moody 6363 Woodway, Suite 110 Houston, Texas 77057 Fax No.: (713) 977-7505 PDF Email: bmoody@moodynational.com

with a copy to:	Sneed, Vine & Perry, P. C. Attention: Adam S. Wilk 900 Congress Avenue, Suite 300 Austin, Texas 78701 Fax No.: (512) 476-1825 PDF Email: awilk@sneedvine.com

To Title Company:	Moody National Title Company, L.P. Attention: Kay Street 6363 Woodway Dr., Ste 250 Houston, Texas 77057 Fax No.: 713-977-0117 PDF Email: kstreet@moodynational.com

Section 9.2           Entire Agreement. This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 9.3           Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith (a) during normal business hours; (b) so as to minimize, to the extent reasonably possible, interference with Seller’s business; (c) in compliance with all applicable laws; and (d) otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, including but not limited to any borings, drillings or samplings, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope and methodology of the testing. Seller shall approve or disapprove, in Seller’s reasonable discretion, the proposed testing within three (3) business days after receipt of such notice; provided that Seller shall have the right to approve or disapprove any proposed invasive environmental testing (e.g. testing including boring, drilling, or sampling) in its sole discretion. If Seller fails to respond within such three (3) business day period, Seller shall be deemed to have disapproved the proposed testing. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Buyer shall permit Seller or its representative to be present to observe any testing or other inspection or due diligence review performed on or at the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, representatives, employees, contractors or consultants. Notwithstanding anything to the contrary contained herein, Buyer shall not contact any governmental authority (other than with respect to routine and customary due diligence inquiries concerning the Property) without first obtaining the prior written consent of Seller thereto in Seller’s sole discretion, without first notifying Seller of Buyer’s intention to do so.

Buyer shall maintain, and shall assure that its contractors maintain, commercial general liability and property damage insurance in amounts and in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller.

Buyer shall indemnify and hold Seller and Seller’s Affiliates (as hereinafter defined) harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) for physical damage to property or personal or bodily injury arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, tests or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property; provided that Buyer shall not be liable to Seller as a result of the discovery by Buyer of a pre-existing environmental or physical condition on the Property to the extent the activities of Buyer, its agents, representatives, employees, contractors or consultants do not exacerbate the condition, nor for any claims, injury, liabilities or costs caused by, or arising out of, the negligence or willful misconduct of Seller or its agents, employees or contractors.
The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement. Buyer’s right of entry, as provided in this Section 9.3, shall continue up through the Closing Date.

Section 9.4           Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

Section 9.5           Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after Closing, or if any party defaults in payment of its post-Closing financial obligations under this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’, experts’ and consultants’ fees and disbursements.

Section 9.6           Assignment. Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer shall have the right, without the necessity of obtaining Seller’s consent, but with prior written notice to Seller, to assign its right, title and interest in and to this Agreement to a newly formed entity affiliated with, or created by, Buyer or its principals at any time before the Closing Date. Buyer shall in no event be released from any of its obligations or liabilities hereunder in connection with any assignment. Subject to the provisions of this Section, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

Section 9.7           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 9.8           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without regard to principles of conflicts of law.

Section 9.9           Confidentiality and Return of Documents. Buyer and Seller shall each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and shall not disclose such information to any third party. Except as may be required by law, Buyer will not divulge any such information to other persons or entities including, without limitation, real estate brokers or competitors of Seller. Notwithstanding the foregoing, Buyer shall have the right to disclose information with respect to the Property to its officers, directors, employees, attorneys, accountants, brokers, environmental auditors, engineers, potential lenders and investors, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree to keep such information confidential. If Buyer acquires the Property from Seller, then Buyer or Seller shall have the right, subsequent to the Closing of such acquisition, to publicize the transaction (other than the parties to or the specific economics of the transaction) in whatever manner it deems appropriate; provided that any press release or other public disclosure regarding this Agreement or the transactions contemplated herein, and the wording of same, must be reasonably approved in advance by both parties. The provisions of this paragraph shall survive the Closing or any termination of this Agreement. In the event the transaction contemplated by this Agreement does not close as provided herein, upon the request of Seller, Buyer shall promptly return to Seller all Due Diligence Materials and Other Documents and copies obtained by Buyer in connection with the purchase of the Property hereunder.

Section 9.10           Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 9.11           Limited Liability. The obligations of Seller under this Agreement and under all of the Other Documents are intended to be binding only on the Property and shall not be personally binding upon, nor shall any resort be had to, the private properties of any Seller Related Parties.

Section 9.12           Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 9.13           No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer or Seller.

Section 9.14           Drafts Not an Offer to Enter into a Legally Binding Contract. The parties hereto agree that the submission of a draft of this Agreement by one party to another is not intended by either party to be an offer to enter into a legally binding contract with respect to the purchase and sale of the Property. The parties shall be legally bound with respect to the purchase and sale of the Property pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered to each other a counterpart of this Agreement (or a copy by facsimile transmission).

Section 9.15           No Partnership. The relationship of the parties hereto is solely that of Seller and Buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 9.16           No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties, except the Listing Broker.

Section 9.17           Limitation on Liability. Except for Seller’s indemnification requirements under Section 9.23, Notwithstanding anything to the contrary contained herein, after the Closing: (a) the maximum aggregate liability of Seller, and the maximum aggregate amount which may be awarded to and collected by Buyer (including, without limitation, for any pre-Closing breach of any representation, warranty and/or covenant by Seller) or for breach of this Agreement or any documents (excluding any breach of a deed covenant) executed pursuant hereto or in connection herewith (collectively, the “Other Documents”, shall under no circumstances whatsoever exceed Twenty-five Thousand Dollars ($25,000.00); and (b) no claim by Buyer alleging a pre-Closing breach by Seller of any representation, warranty and/or covenant of Seller contained herein or in any of the Other Documents may be made, and Seller shall not be liable for any judgment in any action based upon any such claim (excluding any breach of a deed covenant), unless and until such claim, either alone or together with any other claims by Buyer alleging a breach by Seller of any such representation, warranty and/or covenant is for an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) (the “Floor Amount”), in which event Seller’s liability respecting any final judgment concerning such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above; provided, however, that if any such final judgment is for an amount that is less than or equal to the Floor Amount, then Seller shall have no liability with respect thereto. This Section 9.17 shall not apply to Seller’s obligations under Section 8.5 and shall not apply to any breach by Seller of Section 6.1.

Section 9.18           Survival. Except as expressly set forth to the contrary herein or in Section 9.19, all representations, warranties, covenants or agreements of Seller and Buyer contained herein shall survive for twelve (12) months after the Closing Date.

Section 9.19           Survival of Article IX. The provisions of this Article IX shall survive the Closing with no limitation on time.

Section 9.20           Business Day. Whenever any time limit or date provided herein falls on a Saturday, Sunday, or legal holiday under the laws of the State of Tennessee then that date is extended to the next day that is not a Saturday, Sunday, or legal holiday. The term “Business Day” as used in this Contract means any day that is not a Saturday, Sunday, or legal holiday under the laws of the State of Tennessee.

Section 9.21           Delivery of Reports. In the event the Buyer terminates this Agreement for any reason other than Seller’s default hereunder, then within ten (10) Business Days thereafter Buyer shall deliver to Seller, at no cost to Seller, copies of all third party reports, studies, appraisals, surveys and Other Documents prepared in connection with Buyer’s intended purchase of the Property that are requested by Seller, but excluding any internal memorandums or confidentially or privileged information such as that from Buyer’s attorneys. Such delivery will be without representation or warranty of any kind by either Buyer or the third party preparing any such report (other than that each document is a complete copy of the document in Seller’s possession or control).

Section 9.22           Buyer Audit. Seller will provide Buyer with all books and records maintained by the Seller or its management company and otherwise cooperate with Buyer to the extent necessary for Buyer to complete all audits as required for a publically registered real estate investment trust. The terms of this Section 9.22 shall survive closing for a period of ninety (90) days.

Section 9.23           Indemnification. As of the Closing Date, Buyer shall indemnify, defend and hold Seller harmless from any and all third party claims resulting from the operation, management and(or) use of the Property by Buyer on and after the Closing Date. As of the Closing Date, Seller shall indemnify, defend and hold Buyer harmless from any and all third party claims, other than claims by governmental authorities for violations of laws, rules or regulations relating to the condition of the Improvements, resulting from the operation, management and(or) use of the Property by Seller before the Closing Date. The terms of this Section 9.23 shall survive closing.

{Signatures on Following Page}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date set forth in the first paragraph of this Agreement.

SELLER:

SHG HP GERMANTOWN, LLC, a Florida limited liability company

By:	Silver Capital Advisors, LLC, a Virginia limited liability company, its Manager

By:	/s/ Larry Silver
Larry D. Silver, CEO/President

BUYER:

MOODY NATIONAL REIT I INC., a Maryland corporation

By:	/s/ Brett Moody
Brett Moody, President

JOINDER

The undersigned hereby joins in this Agreement for the sole purposes of guarantying the post-closing obligations of Seller hereunder, but only to the extent that (a) the Closing occurs, (b) Seller expressly has liability to Buyer under this Agreement after Closing, and (c) subject to the limitations on Seller’s liability set forth in this Agreement.

In witness whereof, the undersigned has executed this Joinder as of February 5, 2013.

Silver Administrative Services Company

By:	/s/ Larry Silver
Larry D. Silver, CEO/President

JOINDER BY TITLE COMPANY

THE UNDERSIGNED, being the person named as the Title Company in the foregoing Agreement of Purchase and Sale, hereby agrees to comply with the terms of the Agreement of Purchase and Sale.

IN WITNESS WHEREOF, the undersigned has executed this consent on this 8th day of February, 2013.

TITLE COMPANY:

MOODY NATIONAL TITLE COMPANY, LP

By:	/s/ Karl Street
Name: Karl Street
Title: Vice President

JOINDER BY ESCROW AGENT

THE UNDERSIGNED, being the person named as the Escrow Agent in the foregoing Agreement of Purchase and Sale, hereby agrees to act as the escrow agent in accordance with the provisions thereof.

IN WITNESS WHEREOF, the undersigned has executed this consent on this ___ day of February, 2013.

ESCROW AGENT:

OLD REPUBLIC TITLE COMPANY OF OKLAHOMA

By:	/s/ Jeffrey B. Noble
Name:	Jeffrey B. Noble
Title:	Senior Vice President

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Real Property Description
Exhibit B	Special Warranty Deed
Exhibit C	Bill of Sale and General Assignment
Exhibit D	List of Service Contracts

Schedules

Schedule 1	Disclosure Items

EXHIBIT A

REAL PROPERTY DESCRIPTION

ALL THAT CERTAIN lot of parcel of land together with all improvements thereon located and being in the State of Tennessee and being more particularly described as follows:

BEING A SURVEY OF PART OF THE SHG GERMANTOWN, LLC PROPERTY AS RECORDED IN INSTRUMENT 07136054, SAID PROPERTY ALSO BEING PART OF THE PROPERTY SHOWN ON THE FOREST HILL HEIGHTS AMENDED OUTLINE PLAN AS RECORDED IN PLAT BOOK 234, PAGE 42 AT THE SHELBY COUNTY REGISTER’S OFFICE, LOCATED IN GERMANTOWN, SHELBY COUNTY, TENNESSEE AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTH LINE OF WINCHESTER ROAD (70.00 FEET SOUTH OF THE CENTERLINE), SAID POINT BEING S86°22’24”E A DISTANCE OF 582.76 FEET FROM THE INTERSECTION OF THE SOUTH LINE OF WINCHESTER ROAD WITH THE EAST LINE OF FOREST HILL-IRENE ROAD (57.00 FEET EAST OF THE CENTERLINE); THENCE S86°22’24”E ALONG THE SOUTH LINE OF SAID WINCHESTER ROAD A DISTANCE OF 50.02 FEET TO A POINT; THENCE S02°09’54”W A DISTANCE OF 31.07 FEET TO A POINT; THENCE N86°30’48”W A DISTANCE OF 30.01 FEET TO A POINT; THENCE S02°09’54”W A DISTANCE OF 166.29 FEET TO A POINT OF CURVATURE; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 30.00 FEET, AN ARC LENGTH OF 47.12 FEET (CHORD S42°49’40”E – 42.42 FEET) TO THE POINT OF TANGENCY; THENCE S87°49’13”E A DISTANCE OF 6.47 FEET TO A POINT OF CURVATURE; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 60.00 FEET, AN ARC LENGTH OF 50.48 FEET (CHORD S63°42’57”E – 49.01 FEET) TO A POINT; THENCE S87°49’05”E A DISTANCE OF 19.18 FEET TO A POINT; THENCE S02°10’47”W A DISTANCE OF 24.11 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 194.00 FEET TO A FOUND MONUMENT AT THE NORTHWEST CORNER OF THE BETTER BUSINESS BUREAU OF THE MID-SOUTH, INC. PROPERTY AS RECORDED IN INSTRUMENT LK-3318 AT SAID REGISTER’S OFFICE; THENCE S02°10’17”W ALONG THE WEST LINE OF THE SAID BETTER BUSINESS BUREAU PROPERTY A DISTANCE OF 252.27 FEET TO A FOUND MONUMENT AT THE SOUTHWEST CORNER OF THE SAID BETTER BUSINESS BUREAU PROPERTY; THENCE N83°06’47”W A DISTANCE OF 67.94 FEET TO THE NORTHEAST CORNER OF LOT 2 OF THE CRESTWYN HILLS SUBDIVISION AS RECORDED IN PLAT BOOK 205, PAGE 37 AT SAID REGISTER’S OFFICE; THENCE N87°49’21”W ALONG THE NORTH LINE OF LOTS 2 AND 1 OF THE SAID CRESTWYN HILLS SUBDIVISION A DISTANCE OF 499.39 FEET TO A POINT; THENCE N02°03’51”E A DISTANCE OF 270.83 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 252.24 FEET TO A POINT; THENCE N02°09’54”E A DISTANCE OF 247.93 FEET TO THE POINT OF BEGINNING.

A-1

EXHIBIT B

FORM OF SPECIAL WARRANTY DEED

Property Appraiser’s I.D. No.:
DOCUMENT PREPARED BY:
Robert P. Legg, Esquire
Neuberger, Quinn, Gielen, Rubin & Gibber, P.A.
One South Street, 27th Floor
Baltimore, Maryland 21202

WHEN RECORDED MAIL TO:

Attention:

THIS SPECIAL WARRANTY DEED, dated this ___ day of ________, 2013, by and between SHG HP GERMANTOWN, LLC, a Florida limited liability company (the “Grantor”), and ______________________________, a _____________________ (the “Grantee”), having an address at _____________________________________________.

RECITALS

WITNESSETH, for and in consideration of the sum of Ten and no/100ths Dollars ($10.00), the Grantor does hereby grant, bargain, sell and convey in fee simple with SPECIAL WARRANTY unto the Grantee, its successors and assigns, including any subsequent beneficial owner of the interests in the Grantee, the following described property (the “Property”), to-wit:

ALL THAT CERTAIN lot of parcel of land together with all improvements thereon located and being in the City of Germantown, Shelby County, Tennessee, and being more particularly described as follows:

BEING A SURVEY OF PART OF THE SHG GERMANTOWN, LLC PROPERTY AS RECORDED IN INSTRUMENT 07136054, SAID PROPERTY ALSO BEING PART OF THE PROPERTY SHOWN ON THE FOREST HILL HEIGHTS AMENDED OUTLINE PLAN AS RECORDED IN PLAT BOOK 234, PAGE 42 AT THE SHELBY COUNTY REGISTER’S OFFICE, LOCATED IN GERMANTOWN, SHELBY COUNTY, TENNESSEE AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTH LINE OF WINCHESTER ROAD (70.00 FEET SOUTH OF THE CENTERLINE), SAID POINT BEING S86°22’24”E A DISTANCE OF 582.76 FEET FROM THE INTERSECTION OF THE SOUTH LINE OF WINCHESTER ROAD WITH THE EAST LINE OF FOREST HILL-IRENE ROAD (57.00 FEET EAST OF THE CENTERLINE); THENCE S86°22’24”E ALONG THE SOUTH LINE OF SAID WINCHESTER ROAD A DISTANCE OF 50.02 FEET TO A POINT; THENCE S02°09’54”W A DISTANCE OF 31.07 FEET TO A POINT; THENCE N86°30’48”W A DISTANCE OF 30.01 FEET TO A POINT; THENCE S02°09’54”W A DISTANCE OF 166.29 FEET TO A POINT OF CURVATURE;

B-1

THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 30.00 FEET, AN ARC LENGTH OF 47.12 FEET (CHORD S42°49’40”E – 42.42 FEET) TO THE POINT OF TANGENCY; THENCE S87°49’13”E A DISTANCE OF 6.47 FEET TO A POINT OF CURVATURE; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 60.00 FEET, AN ARC LENGTH OF 50.48 FEET (CHORD S63°42’57”E – 49.01 FEET) TO A POINT; THENCE S87°49’05”E A DISTANCE OF 19.18 FEET TO A POINT; THENCE S02°10’47”W A DISTANCE OF 24.11 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 194.00 FEET TO A FOUND MONUMENT AT THE NORTHWEST CORNER OF THE BETTER BUSINESS BUREAU OF THE MID-SOUTH, INC. PROPERTY AS RECORDED IN INSTRUMENT LK-3318 AT SAID REGISTER’S OFFICE; THENCE S02°10’17”W ALONG THE WEST LINE OF THE SAID BETTER BUSINESS BUREAU PROPERTY A DISTANCE OF 252.27 FEET TO A FOUND MONUMENT AT THE SOUTHWEST CORNER OF THE SAID BETTER BUSINESS BUREAU PROPERTY; THENCE N83°06’47”W A DISTANCE OF 67.94 FEET TO THE NORTHEAST CORNER OF LOT 2 OF THE CRESTWYN HILLS SUBDIVISION AS RECORDED IN PLAT BOOK 205, PAGE 37 AT SAID REGISTER’S OFFICE; THENCE N87°49’21”W ALONG THE NORTH LINE OF LOTS 2 AND 1 OF THE SAID CRESTWYN HILLS SUBDIVISION A DISTANCE OF 499.39 FEET TO A POINT; THENCE N02°03’51”E A DISTANCE OF 270.83 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 252.24 FEET TO A POINT; THENCE N02°09’54”E A DISTANCE OF 247.93 FEET TO THE POINT OF BEGINNING.

TOGETHER WITH any and all improvements located thereon, and together with any easements, rights and appurtenances thereto.

TO HAVE AND TO HOLD the Property, together with all rights and appurtenances pertaining thereto, including all of Grantor’s right, title and interest in and to adjoining streets, alleys and rights-of-way unto Grantee and Grantee’s successors, heirs, and assigns forever; and Grantor does hereby bind itself and its successors and heirs to warrant and forever defend the Property unto Grantee and Grantee’s successors, heirs, and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor, but not otherwise, expressly subject however to the matters set forth on Exhibit A attached hereto and incorporated herein, with Grantor’s covenant that it will execute such further assurances of the said Property as may be requisite.

WITNESS the following signatures:

GRANTOR: SHG HP GERMANTOWN, LLC,
a Florida limited liability company

	By:	Silver Capital Advisors, LLC, a Virginia
Witness		limited liability company

By:
Printed Name		Larry D. Silver, CEO, President

STATE OF ____________________

COUNTY OF __________________, to-wit:

I hereby certify, before the subscriber, a notary public in and for the State of ________________, personally appeared Larry D. Silver, the CEO/President of Silver Capital Advisors, LLC, the Manager of SHG HP GERMANTOWN, LLC, a Florida limited liability companuy, and acknowledged the foregoing deed to be his act and deed on behalf of said companies for the uses and purposes therein set forth.

IN TESTIMONY WHEREOF, I have affixed my official seal, this ___ day of __________, 2013.

Notary Public

My Commission Expires:

B-2

EXHIBIT A

PERMITTED EXCEPTIONS

B-A-1

EXHIBIT C

BILL OF SALE AND GENERAL ASSIGNMENT

Concurrently with the execution and the delivery of this Bill of Sale and General Assignment (this “Assignment”), SHG HP GERMANTOWN, LLC, a Florida limited liability company (the “Seller”), is conveying to ________________________________, a ________________________ (“Buyer”), by Deed, that certain parcel of real property located at 9161 Winchester Road, Germantown, Tennessee, and more particularly described on Exhibit A attached hereto (the “Property”).

The Seller desires to assign, transfer, set over, and deliver to the Buyer in the manner hereinafter described all of the Seller’s right, title and interest in and to all Tangible Personal Property, Intangible Personal Property and assumed Service Contracts (as such terms are defined in that certain Agreement of Purchase and Sale dated as of January ___, 2013, between the Seller and Moody National REIT I, Inc. (the “Purchase Agreement”), which is owned by the Seller and used in the ownership, operation and maintenance of the Property and as more particularly described on Exhibit B attached hereto and made a part hereof (collectively, the “Personal Property”).

NOW, THEREFORE, for Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby transfers, assigns and conveys to the Buyer, and Buyer hereby assumes, all of the Personal Property, subject to the terms and conditions set forth in the Purchase Agreement. It is understood that the Buyer has inspected the foregoing Personal Property and accepts the same in an AS IS condition WITH ALL FAULTS and WITHOUT EXPRESS OR IMPLIED WARRANTY AS TO FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE except as otherwise set forth in the Purchase Agreement. This Bill of Sale and General Assignment shall bind and inure to the benefit of the parties and their respective successors, legal representatives and assigns.

[Signatures appear on next page]

C-1

WITNESS the hands and seals of the parties hereto as of this ___ day of _______, 2013.

SELLER:

SHG HP GERMANTOWN, LLC, a Florida limited liability company

By: Silver Capital Advisors, LLC, a Virginia limited liability company, its Manager

By:
Larry D. Silver, CEO/President

BUYER:
________________________________________________, a
________________________________________________

By:
Name:
Title:

C-2

EXHIBIT A

TO

BILL OF SALE AND GENERAL ASSIGNMENT

BEING A SURVEY OF PART OF THE SHG GERMANTOWN, LLC PROPERTY AS RECORDED IN INSTRUMENT 07136054, SAID PROPERTY ALSO BEING PART OF THE PROPERTY SHOWN ON THE FOREST HILL HEIGHTS AMENDED OUTLINE PLAN AS RECORDED IN PLAT BOOK 234, PAGE 42 AT THE SHELBY COUNTY REGISTER’S OFFICE, LOCATED IN GERMANTOWN, SHELBY COUNTY, TENNESSEE AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE SOUTH LINE OF WINCHESTER ROAD (70.00 FEET SOUTH OF THE CENTERLINE), SAID POINT BEING S86°22’24”E A DISTANCE OF 582.76 FEET FROM THE INTERSECTION OF THE SOUTH LINE OF WINCHESTER ROAD WITH THE EAST LINE OF FOREST HILL-IRENE ROAD (57.00 FEET EAST OF THE CENTERLINE); THENCE S86°22’24”E ALONG THE SOUTH LINE OF SAID WINCHESTER ROAD A DISTANCE OF 50.02 FEET TO A POINT; THENCE S02°09’54”W A DISTANCE OF 31.07 FEET TO A POINT; THENCE N86°30’48”W A DISTANCE OF 30.01 FEET TO A POINT; THENCE S02°09’54”W A DISTANCE OF 166.29 FEET TO A POINT OF CURVATURE; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 30.00 FEET, AN ARC LENGTH OF 47.12 FEET (CHORD S42°49’40”E – 42.42 FEET) TO THE POINT OF TANGENCY; THENCE S87°49’13”E A DISTANCE OF 6.47 FEET TO A POINT OF CURVATURE; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 60.00 FEET, AN ARC LENGTH OF 50.48 FEET (CHORD S63°42’57”E – 49.01 FEET) TO A POINT; THENCE S87°49’05”E A DISTANCE OF 19.18 FEET TO A POINT; THENCE S02°10’47”W A DISTANCE OF 24.11 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 194.00 FEET TO A FOUND MONUMENT AT THE NORTHWEST CORNER OF THE BETTER BUSINESS BUREAU OF THE MID-SOUTH, INC. PROPERTY AS RECORDED IN INSTRUMENT LK-3318 AT SAID REGISTER’S OFFICE; THENCE S02°10’17”W ALONG THE WEST LINE OF THE SAID BETTER BUSINESS BUREAU PROPERTY A DISTANCE OF 252.27 FEET TO A FOUND MONUMENT AT THE SOUTHWEST CORNER OF THE SAID BETTER BUSINESS BUREAU PROPERTY; THENCE N83°06’47”W A DISTANCE OF 67.94 FEET TO THE NORTHEAST CORNER OF LOT 2 OF THE CRESTWYN HILLS SUBDIVISION AS RECORDED IN PLAT BOOK 205, PAGE 37 AT SAID REGISTER’S OFFICE; THENCE N87°49’21”W ALONG THE NORTH LINE OF LOTS 2 AND 1 OF THE SAID CRESTWYN HILLS SUBDIVISION A DISTANCE OF 499.39 FEET TO A POINT; THENCE N02°03’51”E A DISTANCE OF 270.83 FEET TO A POINT; THENCE S87°49’13”E A DISTANCE OF 252.24 FEET TO A POINT; THENCE N02°09’54”E A DISTANCE OF 247.93 FEET TO THE POINT OF BEGINNING.

C-A-1

EXHIBIT D

LIST OF SERVICE CONTRACTS

[to be inserted]

D-1

SCHEDULE 1

DISCLOSURE ITEMS

NONE

S-1